Exhibit 3.2

CERTIFICATE OF FORMATION

OF

CRANE LLC

May 16, 2022

1. The name of the limited liability company is Crane LLC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first set forth above.

By:	/s/ Anthony M. D’Iorio
Name: Anthony M. D’Iorio
Title: Authorized Person

[Signature Page to Certificate of Formation of Crane LLC]